CULLEN FUNDS TRUST
ADDENDUM TO THE
CUSTODY AGREEMENT

THIS ADDENDUM dated as of  February 2, 2009, to the Custody Agreement, dated as of June 28, 2000, as amended (the "Agreement"), is entered into by and between CULLEN FUNDS TRUST, a Delaware statutory trust (the "Trust") and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to modify the Agreement; and

WHEREAS, Article XIV, Section 14.4 of the Agreement allows for its modification by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to modify/amend the following:

A.  The first paragraph of the Agreement shall be superseded and replaced with the following:

This AGREEMENT, dated as of June 28, 2000, is entered into by and between Cullen Funds Trust (the “Trust”), a business trust organized under the laws of Delaware, acting with respect to the series of the Trust listed on Exhibit D attached hereto (as amended from time to time) (individually the “Fund” and collectively the “Funds”) and U.S. Bank, N.A., a national banking association (the “Custodian”).

B. Exhibit D, the series of the Trust, and attached hereto, shall be added to the Agreement.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

CULLEN FUNDS TRUST	U.S. BANK, N.A.

By: Jeff Battaglia	By: /s/ Michael R. McVoy

Printed Name: Jeff Battaglia	Printed Name: Michael R. McVoy

Title: CFO	Title: Vice President

Exhibit D
to the
Custody Agreement – Cullen Funds Trust

Fund Names

Separate Series of Cullen Funds Trust

Name of Series	Date Added
Cullen High Dividend Equity Fund	08/01/03
Cullen High Dividend Equity Fund C	10/05/04
Cullen High Dividend Equity Fund I	10/05/04
Cullen High Dividend Equity Fund R 1	on or after 03/01/09
Cullen High Dividend Equity Fund R 2	or of after 03/01/09